Exhibit 99.6

EXECUTION VERSION

Date:	12 November 2015

To:	Discovery Lightning Investments Limited, a limited company incorporated in England and Wales with registered number 9784516
Attention: Roanne Weekes

From:	Bank of America, N.A.

Dear Sir or Madam

The purpose of this communication (this “Confirmation”) is to confirm the terms and conditions of a Collar Transaction (the “Transaction”) entered into between Bank of America, N.A. (“Party A” or “Bank”) and Discovery Lightning Investments Limited (“Party B” or “Counterparty”) on the Trade Date specified below. This Confirmation constitutes a “Confirmation” as referred to in the Agreement specified below.

This Confirmation evidences a complete and binding agreement between Party A and Party B as to the terms of the Transaction to which this Confirmation relates. This Confirmation, together with all other documents confirming the Transaction entered into between us and referring to an agreement in the form of the ISDA 2002 Master Agreement (the “ISDA Form”), shall supplement, form a part of, and be subject to an agreement (the “Agreement”) in the form of the ISDA Form as if Bank and Counterparty had, on the Trade Date of the Transaction, executed an agreement in such form (but without any Schedule except for (i) the election of New York law as the governing law, (ii) the election of Multiple Transaction Payment Netting as applicable, (iii) the selection of the Settlement Currency as the Termination Currency, (iv) the agreement of each party, for the purposes of Section 4(a)(i) and 4(a)(ii), to deliver the documents set out in paragraph (m)(ii) of “Other Provisions” herein and in Annex 2 hereto and (v) the incorporation of any other modifications to the ISDA Form specified below). All provisions contained in the Agreement govern this Confirmation except as expressly modified below. In the event of any inconsistency between the provisions of the Agreement and this Confirmation, this Confirmation will prevail for the purpose of the Transaction. The Transaction under this Confirmation shall be the only transaction under the Agreement and shall not be subject to any other (existing or deemed) master agreement to which Bank and Counterparty are parties.

The definitions and provisions contained in the 2006 ISDA Definitions (other than Articles 10 through 17) (the “Swap Definitions”) and in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions” and, together with the Swap Definitions, the “Definitions”), in each case as published by the International Swaps and Derivatives Association, Inc. (“ISDA”) are incorporated into this Confirmation. In the event of any inconsistency between the Swap Definitions and the Equity Definitions, the Equity Definitions shall govern. In the event of any inconsistency between either set of Definitions and this Confirmation, this Confirmation will govern. Any reference to a currency shall have the meaning contained in the 1998 FX and Currency Option Definitions, as published by ISDA, the Emerging Markets Traders Association and The Foreign Exchange Committee. For purposes of the Equity Definitions, the Transaction is a Share Option Transaction.

The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	12 November 2015

Effective Date:	18 November 2015

Option Style:	European

Option Type:	Collar (combination of a Put and a Call). Notwithstanding anything to the contrary herein, the Transaction shall constitute a single, inseparable transaction.

Put Seller (Call Buyer):	Bank

Call Seller (Put Buyer):	Counterparty

Components:	The Transaction will be divided into 3 individual tranches (each a “Tranche” and together the “Tranches”) and each Tranche will be divided into 25 individual components (each a “Component” and together the “Components”), as set forth in Annex 1 hereto, in each case with the terms set forth in this Confirmation and, in particular, with the Number of Options and scheduled Expiration Dates set forth in this Confirmation. The payments and deliveries to be made upon settlement of the Transaction pursuant to the Settlement Terms below will be determined separately for each Component of each Tranche as if such Component were a separate Transaction under the Agreement, but for all other purposes under the Agreement (including, without limitation, under Sections 5 and 6 of the Agreement) the Components for all Tranches, together, will be treated as one Transaction.

Option Entitlement:	One Share

Shares:	The common shares, without par value of Lions Gate Entertainment Corporation (the “Issuer”) (Bloomberg Code: BBG000K1TOM8) or security entitlements in respect thereof.

Total Number of Shares:	2,500,000

Number of Options:	As provided in Annex 1 of this Confirmation in relation to each Component.

Call Strike Price:	In respect of each Component, the product of (i) the Call Strike Percentage set out in Annex 1 hereto and (ii) the Initial Price.

Put Strike Price:	In respect of each Component, the product of (i) the Put Strike Percentage set out in Annex 1 hereto and (ii) the Initial Price.

Initial Price:	USD 39.02

Premium:	USD 3,599,595.00 in the aggregate for all Components, payable by Counterparty

Premium Payment Date:	Effective Date

Exchange:	The New York Stock Exchange

Related Exchange(s):	All Exchanges

Procedures for Exercise:

Expiration Date:	For each Component, as set out in Annex 1 hereto (or, if such date is not a Scheduled Trading Day, the next following Scheduled Trading Day that is not already an Expiration Date for another Component); provided that, if that date is a Disrupted Day, the Expiration Date for such Component shall be the first succeeding Scheduled Trading Day that is not a Disrupted Day and that is not or is not deemed to be an Expiration Date in respect of any other Component under the Transaction; provided, further, that if the Expiration Date for any

Component has not occurred pursuant to the preceding proviso as of the eighth Scheduled Trading Day following the originally scheduled Expiration Date for the last Component of the applicable Tranche under the Transaction, such eighth Scheduled Trading Day shall be the Expiration Date for such Component (irrespective of whether such day is an Expiration Date in respect of any other Component) and, if that eighth Scheduled Trading Day is a Disrupted Day or an Expiration Date for more than one Component, the Calculation Agent shall determine the Reference Price or Settlement Price, as applicable, based on its commercially reasonable and good faith estimate of the value for the Shares as of the Valuation Time on that eighth Scheduled Trading Day.

Notwithstanding the foregoing and anything to the contrary in the Equity Definitions, if a Market Disruption Event occurs on any Expiration Date, the Calculation Agent may determine that such Expiration Date is a Disrupted Day only in part, in which case (i) the Calculation Agent shall make adjustments to the number of Shares for the relevant Component for which such day shall be the Expiration Date and shall designate the Scheduled Trading Day determined in the manner described in the immediately preceding sentence as the Expiration Date for the remaining Shares for such Component and (ii) the Settlement Price for such Disrupted Day shall be determined by the Calculation Agent based on transactions in the Shares on such Disrupted Day, taking into account the nature and duration of such Market Disruption Event on such day.

Section 6.6 of the Equity Definitions shall not apply to any Valuation Date and the final sentence of Section 3.1(f) of the Equity Definitions shall not apply to any Expiration Date.

Market Disruption Event:	Section 6.3(a) of the Equity Definitions is hereby amended by deleting the words “during the one hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time, as the case may be,” in clause (ii) thereof, and by replacing the words “or (iii) an Early Closure” with “(iii) an Early Closure that the Calculation Agent determines is material”.

Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.

Automatic Exercise:	Applicable; provided that “In-the-Money” means (i) in respect of the Put, that the Reference Price is less than the Put Strike Price or (ii) in respect of the Call, that the Reference Price is greater than the Call Strike Price. The Reference Price shall be the Settlement Price.

Settlement Terms:

Settlement Currency:	USD

Settlement Method Election:	Applicable

Default Settlement Method:	Cash

Electing Party:	Counterparty

Settlement Method Election Date:	For each Component, the date that is no later than three Scheduled Trading Days prior to the scheduled Expiration Date for such Component.

Settlement Price:	If Cash Settlement is applicable, the volume weighted average trading price per Share during the regular trading session on the Exchange, as determined by the Calculation Agent as of the Valuation Time on the relevant Valuation Date for the period of time from 9:30 a.m. New York City time on such Valuation Date to 4:00 p.m. New York City time on such Valuation Date, with reference to Bloomberg page “LGF<Equity> AQR” (or any successor thereto), or if such price is not so reported for any reason on such Valuation Date, such Settlement Price will be as reasonably determined by the Calculation Agent.

Cash Settlement Payment Date:	If Cash Settlement is applicable, in respect of each Component, one Settlement Cycle immediately following the Valuation Date.

Distributions:

Cash Distributions:	In respect of any Component, if any cash distribution per Share is declared by the Issuer for which the ex-dividend date falls during the period from and including the Trade Date to and including the Valuation Date or Expiration Date for that Component, as determined by the Calculation Agent, then on the relevant cash distribution payment date, even if that date falls after the Valuation Date or Expiration Date, Counterparty shall pay to Bank a cash amount in the Settlement Currency equal to the product of (i) the Number of Options multiplied by the Option Entitlement for that Component, (ii) the gross amount per Share of any cash distribution and (iii) the Delta.

In the event that the Issuer declares or announces a cash distribution the gross amount per Share of which is greater than or equal to the product of (x) 4% and (y) the closing price per Share on the Exchange as of the ex-dividend date for such cash distribution, in addition to the payment by Counterparty to Bank referred to in the immediately preceding paragraph, the Calculation Agent shall have the right to adjust any term of the Transaction in accordance with Calculation Agent Adjustment for Share Adjustments taking into consideration such payment.

These provisions shall take precedence and be the only adjustments that would or could be made under this Confirmation in the event of any cash distribution.

Delta:	“Delta” shall be a percentage amount determined by Bank acting in good faith as the amount it theoretically would be short in order to hedge the equity price risk in respect of the Component at the close of business on the Exchange Business Day immediately prior to the relevant ex-dividend date (in the case of “Cash Distributions” above or “Non-cash Distributions” below) or on the Exchange Business Day referenced in “Cash Collateral” below, as applicable.

Cash Collateral:	In respect of any Component, if the Issuer declares or announces a cash distribution and Bank determines in good faith that the Delta at the close of business on the Exchange Business Day immediately after such declaration or announcement (the “Delta at Announcement”) is higher than the Trigger Percentage, then (A) Bank shall promptly notify Counterparty of its obligation to deliver cash collateral hereunder and (B) unless Bank and Counterparty agree otherwise, Counterparty shall, no later than the fourth Currency Business Day after such notification, deliver to the Secured Custody Account USD cash collateral in an amount equal to the product of (i) the Number of Options multiplied by the Option Entitlement for such Component, (ii) the declared or announced gross amount per Share of such cash distribution and (iii) the lower of (A) (1) the Delta at Announcement minus (2) the Trigger Percentage plus (3) 5% and (B) the Withholding Tax Rate plus 5%.

Withholding Tax Rate:	The withholding tax rate applicable to the payment or delivery to Counterparty of the relevant cash distribution, non-cash distribution or Spin-off, as determined by the Calculation Agent based on advice of counsel.

Trigger Percentage:	(i) 100% minus (ii) the sum of 5% and the Withholding Tax Rate.

Non-cash Distributions:	In respect of any Component, if any non-cash distribution (which for the avoidance of doubt shall include subscription rights issued pursuant to a rights issue), other than any non-cash distribution of Shares or that constitutes a Spin-off (as defined below), is declared by the Issuer for which the ex-dividend date falls during the period from and including the Trade Date to and including the Valuation Date or Expiration Date for that Component, as determined by the Calculation Agent, then (A) on the relevant distribution date, even if that date falls after the Valuation Date or Expiration Date, Counterparty shall physically deliver to Bank an amount of such non-cash distribution equal to the product of (i) the Number of Options multiplied by the Option Entitlement for that Component, (ii) the gross amount per Share of such non-cash distribution and (iii) the Delta and (B) the Calculation Agent shall have the right to adjust any term of the Transaction as if Calculation Agent Adjustment for Share Adjustments applied to such non-cash distribution, taking into consideration the delivery referred to in clause (A) hereof and, in connection with such adjustments, the Calculation Agent may reduce Counterparty’s delivery obligation pursuant to clause (A) hereof such that it does not exceed the amount of such non-cash distribution expected to be received by Counterparty on the “Collateral” under the Pledge Agreement, after application of the applicable Withholding Tax Rate, in which case the Calculation Agent shall compensate Bank for its loss by virtue of such reduced delivery obligation through other adjustments to the terms of the Transaction, which adjustments may include, for the avoidance of doubt, requiring a payment by Counterparty.

This provision shall take precedence and be the only adjustment that would or could be made under this Confirmation in the event of any non-cash distribution other than any such non-cash distribution of Shares or that constitutes a Spin-off.

Extraordinary Dividends:	Notwithstanding anything to the contrary in the Equity Definitions, nothing shall constitute an Extraordinary Dividend.

Share Adjustments:

Potential Adjustment Events:	If an event occurs that constitutes both a Potential Adjustment Event under Section 11.2(e)(ii)(C) of the Equity Definitions and a Spin-off as described below, it shall be treated hereunder as a Spin-off and not as a Potential Adjustment Event.

Method of Adjustment:

Calculation Agent Adjustment

For the purposes of Section 11.2(c) of the Equity Definitions (and in the case of clauses (ii) and (iii) below, Sections 11.2(a) and 11.2(e)(vii) of the Equity Definitions), (i) the words “provided that no adjustment will” in the final paragraph thereof will be replaced with the words “it being understood that adjustments may”, (ii) the words “diluting or concentrative” (in each place where they appear) will be replaced with the word “material”, and (iii) the words “or the Transaction” shall be added after the words “theoretical value of the relevant Shares”.

Spin-off:	A distribution of New Shares (the “Spin-off Shares”) of an issuer, including the Issuer (any such issuer, the “Spin-off Issuer”) to holders of the Shares (the “Original Shares”). Solely for purposes of this paragraph, “New Shares” means ordinary or common shares of the Spin-off Issuer other than Shares, including, for the avoidance of doubt, shares that are issued to separately track and reflect the economic performance of businesses and/or assets of the Spin-off Issuer, which shares are, or as of the ex-dividend date of such Spin-off are scheduled promptly to be, (i) publicly quoted, traded or listed on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors) and (ii) not subject to any currency exchange controls, trading restrictions or other trading limitations.

Bank Spin-off Election:	Separate Transactions Adjustments shall be applicable to such Spin-off unless the Calculation Agent determines that it cannot make a commercially reasonable adjustment under Separate Transactions Adjustments to preserve the fair value of the Transaction for the parties, in which case Basket Adjustments shall be applicable to such Spin-off.

Basket Adjustments:	If Basket Adjustments apply to any Spin-off, as of the ex-dividend date for such Spin-off, (i) “Shares” shall mean the Original Shares and the Spin-off Shares; (ii) the Transaction shall continue but as a Share Basket Option Transaction with an aggregate Number of Baskets equal to the aggregate Number of Shares prior to such Spin-off (and a Number of Baskets for each Component equal to the Number of Options multiplied by the Option Entitlement for such Component prior to such Spin-off), and each Basket shall consist of one Original Share and a number of Spin-off Shares that a holder of one Original Share would have been entitled to receive in such Spin-off (and references to Shares herein shall be interpreted as references to Baskets, as the context requires); and (iii) the Calculation Agent shall make such adjustments to the exercise, settlement, payment or any other terms of the Transaction as the Calculation Agent determines appropriate to preserve the fair value of the Transaction for the parties (including, without limitation, adjustments to account for changes in volatility, expected dividends, stock loan rate or liquidity relevant to the Shares or to the Transaction), which may, but need not, be determined by reference to the adjustment(s) made in respect of such Spin-off by an options exchange to options on the Shares traded on such options exchange and, in connection with such adjustments, the Calculation Agent may reduce the number of Spin-off Shares underlying the Transaction such that it does not exceed the number of Spin-off Shares expected to be received by Counterparty in respect of the “Collateral” under the Pledge Agreement, after application of the applicable Withholding Tax Rate, in which case the Calculation Agent shall compensate Bank for its loss by virtue of such reduction through other adjustments to the terms of the Transaction, which adjustments may include, for the avoidance of doubt, requiring a payment by Counterparty. As of the ex-dividend date of any subsequent Spin-off, the Calculation Agent shall make adjustments to the composition of the Basket and other terms of the Transaction in accordance with the immediately preceding sentence.

Separate Transactions Adjustments:	If Separate Transactions Adjustments apply to any Spin-off, as of the ex-dividend date for such Spin-off, the Transaction shall be considered two separate Transactions, each with terms identical to the original Transaction (the “Original Transaction”), except that: (i) the “Shares” for the Original Transaction (the “Original Shares Transaction”) shall be the Original Shares and the “Shares” for the other transaction (the “Spin-off Shares Transaction”) shall be the Spin-off Shares, (ii) the Number of Options and Option Entitlement for each Component of the Original Shares Transaction shall remain unchanged from the Number of Options and Option Entitlement for the corresponding Component of the Original Transaction, (iii) the aggregate Number of Options for all Components of the Spin-off Shares Transaction shall equal the product of (A) the aggregate Number of Shares for the Original Transaction (as in effect immediately prior to the ex-dividend date for such Spin-off) and (B) the number of Spin-off Shares that a holder of one share of Original Shares would have owned or been entitled to receive in connection with such Spin-Off and the Option Entitlement for each Component of the Spin-off Shares Transaction shall remain unchanged from the Original Transaction, (iv) the Number of Options for each Component of the Spin-off Shares Transaction shall equal the product of (A) the Number of Options for such Component of the Original Transaction (as in effect immediately prior to the ex-dividend date for such Spin-off) and (B) the number of Spin-off Shares that a holder of one share of Original Shares would have owned or been entitled to receive in connection with such Spin-Off, and (v) the Put Strike Price and the Call Strike Price for each of the Original Shares Transaction and the Spin-off Shares Transaction shall be adjusted by the Calculation Agent to reflect the relative market values per share and dividend practices of the Original Shares and the Spin-off Shares immediately following the ex-dividend date for such Spin-off, as determined by the Calculation Agent, and to preserve the fair value of the Transaction for the parties (including, without limitation, adjustments to account for changes in volatility, expected dividends, stock loan rate or liquidity relevant to the Original Shares, the Spin-off Shares, the Original Shares Transaction or to the Spin-off Shares Transaction) and, in connection with such adjustments, the Calculation Agent may reduce the number of Spin-off Shares underlying the Transaction such that it does not exceed the number of Spin-off Shares expected to be received by Counterparty in respect of the “Collateral” under the Pledge Agreement, after application of the applicable Withholding Tax Rate, in which case the Calculation Agent shall compensate Bank for its loss by virtue of such reduction through other adjustments to the terms of the Transaction, which adjustments may include, for the avoidance of doubt, requiring a payment by Counterparty. Following a Spin-off to which Separate Transactions Adjustments are applicable, this Confirmation shall apply in all respects (except as provided above) to both the Original Shares Transaction and the Spin-off Shares Transaction as if each were a separate Transaction under the Agreement.

Extraordinary Events:

Consequences of Merger Events:

Share-for-Share:	Modified Calculation Agent Adjustment

Share-for-Other:	Modified Calculation Agent Adjustment

Share-for-Combined:	Modified Calculation Agent Adjustment

Tender Offer:	Applicable

Consequences of Tender Offers:

Share-for-Share:	Modified Calculation Agent Adjustment

Share-for-Other:	Modified Calculation Agent Adjustment

Share-for-Combined:	Modified Calculation Agent Adjustment

Amendment in respect of Merger Events and Tender Offers:	Section 12.1(l) of the Equity Definitions will be amended (A) by deleting the parenthetical phrase in both the third line thereof and the fifth line thereof and (B) by replacing the word “that” in both the third line thereof and the fifth line thereof with the words “whether or not such announcement”, and (C) by adding immediately after the words “Merger Event” in the third line thereof and after the words “Tender Offer” in the fifth line thereof “, and any publicly announced change or amendment to such an announcement (including the announcement of an abandonment of such intention)” and (ii) Sections 12.2(b), 12.2(e),

12.3(a) and 12.3(d) of the Equity Definitions will each be amended by replacing each occurrence of the words “Merger Date” and “Tender Offer Date”, as the case may be, with the words “Announcement Date”.

Composition of Combined Consideration:	Not Applicable; provided that, notwithstanding Sections 12.1(f) and 12.5(b) of the Equity Definitions, to the extent that the composition of the consideration for the relevant Shares pursuant to a Tender Offer or Merger Event could be elected by a holder of the Shares, the Calculation Agent will determine such composition.

Nationalization, Insolvency or Delisting:	Cancellation and Payment (Calculation Agent Determination); provided that it shall also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, retraded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Disruption Events:

Change in Law:	Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “or announcement or statement of the formal or informal interpretation”, (ii) replacing the word “Shares” with “Hedge Positions” in the sixth line thereof, (iii) adding the words “, or holding, acquiring or disposing of Shares or any Hedge Positions relating to,” after the words “obligations under” in clause (Y) thereof, and (iv) adding the words “provided that, in the case of clause (Y) hereof and any law, regulation or interpretation, (1) such applicable law, regulation or interpretation was not a law, regulation or interpretation either (x) publicly proposed as of the Trade Date and subsequently adopted in the form proposed or (y) publicly adopted (but not yet effective) as of the Trade Date, if not subsequently modified prior to its effectiveness and (2) the consequence of such law, regulation or interpretation is applied equally by the Bank to all of its similarly situated customers” after the semi-colon in the last line thereof.

For the avoidance of doubt, the parties acknowledge and agree that the events referred to in clause (X) of Section 12.9(a)(ii) include Bank’s ability to dispose of the assets to be received by Bank upon a Physical Settlement or otherwise hereunder to close out open borrowings created in the course of Bank’s hedging activities related to its exposure under the Transaction without further registration under the Securities Act.

Failure to Deliver:	Not Applicable

Insolvency Filing:	Applicable

Hedging Disruption:	Applicable

Increased Cost of Hedging:	Not Applicable

Loss of Stock Borrow:	Not Applicable

Increased Cost of Stock Borrow:	Applicable; provided that Section 12.9(b)(v) is hereby amended and restated as follows:

“On or promptly following the first Exchange Business Day following the Trade Date or effective delivery of a Borrow Condition Termination Notice on which (x) an Increased Cost of Stock Borrow exists (an “Increased Cost Condition”) or (y) the Hedging Party is unable, after using commercially reasonable efforts, to borrow (or maintain a borrowing of) Shares in an amount equal to the Hedging Shares (not to exceed the number of Shares underlying the Transaction) (a “Non-availability Condition”), the Hedging Party will notify the Non-Hedging Party by e-mail at the following e-mail address(es) (collectively, the “Counterparty Designees”): stephanie_marks@discovery.com, eugenia_collis@discovery.com, renee_valerino@discovery.com, roanne_weekes@discovery.com (such notice, a “Borrow Condition Notice”) (which the Non-Hedging Party shall confirm by return e-mail, it being understood that any failure to so confirm shall not affect the remainder of this provision) of (i) the number of Shares for which the Increased Cost Condition or Non- availability Condition, as applicable, exists (any such Shares from time to time, “Affected Shares”) and (ii) in the case of an Increased Cost Condition only, (A) the rate that the Hedging Party would incur (or has incurred) to borrow a number of Shares equal to the number of Affected Shares in respect of the Transaction (such rate from time to time, the “Stock Loan Rate”) and (B) the amount by which the costs that would be incurred (or have been incurred) by the Hedging Party to borrow or maintain a borrowing of Shares at the Stock Loan Rate exceed such costs that would have been incurred had the Stock Loan Rate been equal to the Initial Stock Loan Rate (such costs in respect of the number of Affected Shares from time to time, “Stock Loan Excess Costs”). In the event that an Increased Cost Condition or Non-availability Condition, as applicable, described in a Borrow Condition Notice ceases to exist, the Hedging Party will promptly notify the Non- Hedging Party by e-mail to the Counterparty Designees (such notice, a “Borrow Condition Termination Notice”) (which the Non-Hedging Party shall confirm by return e-mail, it being understood that any failure to so confirm shall not affect the remainder of this provision) of such cessation.

In addition, the Hedging Party will notify the Non-Hedging Party by e-mail to the Counterparty Designees (such notice, a “Borrow Condition Update Notice”) (which the Non-Hedging Party shall confirm by return e-mail, it being understood that any failure to so confirm shall not affect the remainder of this provision) in the event of: (i) any increase or decrease in the Stock Loan Rate since the most recent effectively delivered Borrow Condition Update Notice or Borrow Condition Notice that results in the Stock Loan Rate exceeding (or ceasing to exceed) the Maximum Stock Loan Rate, (ii) any increase in the number of Affected Shares since the most recent effectively delivered Borrow Condition Update Notice or Borrow Condition Notice in excess of 50,000 Shares and (iii) any increase or decrease in the expected Monthly Payable Stock Loan Excess Costs (as defined below), as reasonably determined by the Hedging Party, since the most recent effectively delivered Borrow Condition Update Notice or Borrow Condition Notice in excess of $1,000. Each Borrow Condition Update Notice shall specify (i) the then-current number of Affected Shares and (ii) the then-current Stock Loan Rate.

On or promptly following the final Exchange Business Day of each calendar month, the Hedging Party will notify the Non-Hedging Party by e-mail to the Counterparty Designees (which the Non-Hedging Party shall confirm by return e-mail, it being understood that any failure to so confirm shall not affect the remainder of this provision) of the aggregate Stock Loan Excess Costs during such calendar month the incurrence of which has not been avoided through a rehypothecation in accordance with the second succeeding paragraph of this Section 12.9(b)(v) (such non-avoided Stock Loan Excess Costs, “Monthly Payable Stock Loan Excess Costs”) and of a proposed Price Adjustment to account for such Stock Loan Excess Costs which proposed Price Adjustment may, for the avoidance of doubt, include requiring a payment by Counterparty (such notice, the “Monthly Borrow Cost Notice”). The Non-Hedging Party shall, within two Scheduled Trading Days of effective delivery of the Monthly Borrow Cost Notice, notify the Hedging Party that it elects to (A) agree to amend the relevant Transaction per the proposed Price Adjustment, (B) pay the Hedging Party such Stock Loan Excess Costs, or (C) terminate the Transaction as of that second Scheduled Trading Day with respect to the then-current number of Affected Shares, and, in the case of (A) or (B), the Non-Hedging Party shall make any related payment within one Scheduled Trading Day of effective delivery of notice of its election. If such notice is not given by the end of that second Scheduled Trading Day, then the Hedging Party may give notice that it elects to terminate the Transaction with respect to the then-current number of Affected Shares, specifying the date of such termination, which may be the same day that the notice of termination is effective. If either party elects to terminate the Transaction with respect to the then-current number of Affected Shares, the Determining Party will determine the Cancellation Amount payable by one party to the other, which Cancellation Amount shall include the Stock Loan Excess Costs incurred through the date the Transaction is terminated with respect to the then-current number of Affected Shares and that have not previously been paid or resulted in a Price Adjustment.

In addition, the Non-Hedging Party shall, within two Scheduled Trading Days of effective delivery of a Borrow Condition Notice indicating the existence of a Non-availability Condition, notify the Hedging Party that it elects to (A) permit the Hedging Party to rehypothecate Shares in accordance with the next succeeding paragraph of this Section 12.9(b)(v) or (B) terminate the Transaction as of that second Scheduled Trading Day with respect to the then-current number of Affected Shares. If such notice is not given by the end of that second Scheduled Trading Day, then the Hedging Party may give notice that it elects to terminate the Transaction with respect to the then-current number of Affected Shares, specifying the date of such termination, which may be the same day that the notice of termination is effective. If either party elects to terminate the Transaction with respect to the then-current number of Affected Shares, the Determining Party will determine the Cancellation Amount payable by one party to the other, which Cancellation Amount shall include any Stock Loan Excess Costs not previously paid by Counterparty nor previously resulting in a Price Adjustment.

Notwithstanding anything to the contrary in this Confirmation, if the most recent Borrow Condition Notice or Borrow Condition Update Notice (x) specifies a Stock Loan Rate that is greater than the Maximum Stock Loan Rate or (y) indicates the occurrence of a Non-availability Condition, the Non-Hedging Party may, in order to avoid paying related Stock Loan Excess Costs or a related Price Adjustment (in the case of clause (x)) or termination of the Transaction with respect to the then-current number of Affected Shares (in the case of clause (x) or (y)), elect to permit the Hedging Party, as the Hedging Party’s sole remedy, to take by rehypothecation Shares then held in the Secured Custody Account in an amount equal to the then-current number of Affected Shares; provided that (i) such Shares shall be in book-entry form and freely tradable without any restrictions under applicable law (other than Excluded Transfer Restrictions, as defined in the Pledge Agreement) and (ii) the Calculation Agent shall compensate the Non-Hedging Party by adjusting the terms of the Transaction to reflect the economic effect of the Hedging Party not incurring costs (based on a stock loan rate no greater than the Initial Stock Loan Rate) related to a market borrow of Shares as a result of such rehypothecation including for the avoidance of doubt any funding benefit received by Hedging Party in respect of collateral that would have otherwise been pledged to a stock lender.

If any termination pursuant to this provision is for a number of Shares than the full Number of Shares for all outstanding Components, such partial termination shall be allocated pro rata to such outstanding Components.”

If an event or circumstance that would otherwise constitute or give rise to a Hedging Disruption also constitutes an Increased Cost of Stock Borrow, it will be treated as an Increased Cost of Stock Borrow and will not constitute a Hedging Disruption. Section 12.9(b)(viii) of the Equity Definitions is hereby deleted.

Maximum Stock Loan Rate:	150 basis points

Initial Stock Loan Rate:	50 basis points

Hedging Party:	Bank (for all Additional Disruption Events)

Determining Party:	Bank (for all Extraordinary Events and deemed Extraordinary Events)

Non-Reliance:	Applicable

Agreements and Acknowledgments Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable; provided that, notwithstanding Section 9.11 of the Equity Definitions, Excluded Transfer Restrictions, as defined in the Pledge Agreement, shall be deemed not to be a breach or violation of such Section 9.11. For the avoidance of doubt, Party B does not make the representations in Section 9.11 of the Equity Definitions with respect to the Delivery of Shares pursuant to Section 5(a) of the Pledge Agreement.

Adjustment and Termination Consultation:	Upon the occurrence of any event that would permit Bank (whether in its capacity as Calculation Agent, Determining Party or Hedging Party) to adjust the terms of the Transaction or terminate the Transaction, prior to making such adjustment or effecting such termination, Bank shall use its reasonable efforts to consult with Counterparty in good faith regarding such adjustment or termination. The foregoing shall not (i) limit the rights of Bank to make such adjustment or effect such termination at any time or (ii) obligate Bank to delay, or continue delaying, making such adjustment or effecting such termination at any time (in each case, whether in Bank’s capacity as Calculation Agent, Determining Party or Hedging Party).

Miscellaneous:

Calculation of Close-out Amount and Cancellation Amount:	In determining a “Close-out Amount” or “Cancellation Amount” pursuant to the Agreement, in respect of any Transaction, the Determining Party may also rely on the price at which Bank unwinds its Hedge Positions acting in good faith and in a commercially reasonable manner as a factor in the calculation of the Close-out Amount or Cancellation Amount.

ISDA Based Termination:	In the event of a cancellation of the Transaction in accordance with “Cancellation and Payment” under the Equity Definitions or a termination following an Additional Disruption Event, the Transaction shall be terminated in one or more Components, as determined by the Determining Party, in order to allow for an orderly unwind of Bank’s Hedge Positions.

Contracts:	The Agreement, this Confirmation, the Custodial Services Agreement, the Pledge Agreement and the Account Control Agreement. In the event of any inconsistency between this Confirmation and the other Contracts, this Confirmation will govern.

Payment and Delivery Netting:	Any payment and/or delivery obligation of a party under the Contracts shall automatically be netted against any payment (in the same currency) and/or delivery obligation (in respect of the same type of asset) to be performed on the same day by the other party under the Contracts, so that only the party whose payment or delivery obligation is greater than the other party’s payment or delivery obligation shall deliver the excess to the other party, as the case may be.

For any Component, if (x) on the applicable Cash Settlement Payment Date (if Cash Settlement is applicable), Counterparty owes any amount to Bank, (y) on the applicable Settlement Date (if Cash Settlement is not applicable), Counterparty is required to deliver any Shares to Bank or (z) on any date, Counterparty is obligated to pay or deliver to Bank a cash or non-cash distribution, unless Counterparty shall have otherwise timely satisfied such obligations, Counterparty hereby authorizes and directs Bank to (i) pay or cause to be paid to Bank, from the Secured Custody Account, cash for any amount owed pursuant to clause (x) above or cash distribution owed pursuant to clause (z) above or (ii) deliver or cause to be delivered to Bank or an affiliate of Bank designated by Bank, from the Secured Custody Account, Shares or non-cash distributions for any Shares required to be delivered pursuant to clause (y) above or non-cash distributions required to be delivered pursuant to clause (z) above, as applicable, in each case, to the extent of and in satisfaction of Counterparty’s obligations with respect to such Component.

Calculation Agent:	Bank; provided that if an Event of Default under Section 5(a)(vii) of the Agreement has occurred and is continuing in respect of which Bank is the sole Defaulting Party, then the Counterparty may appoint a leading equity derivatives dealer unaffiliated with Counterparty to act as Calculation Agent for so long as such Event of Default in respect of Bank is continuing (unless an Event of Default or Termination Event has occurred and is continuing with respect to Counterparty, in which case Bank will remain or become the Calculation Agent). All calculations and determinations made by the Calculation Agent shall be made in good faith and in a commercially reasonable manner and following any calculation, adjustment or determination by the Calculation Agent hereunder, upon a written request by Counterparty, the Calculation Agent shall promptly provide to Counterparty a report displaying in reasonable detail the basis for such calculation, adjustment or determination (including any assumptions used in making such calculation, adjustment or determination), it being understood that the Calculation Agent shall not be obligated to disclose any proprietary models or proprietary or confidential information used by it for such calculation, adjustment or determination.

Office:	For the purposes of the Transaction, neither Party A nor Party B is a Multibranch Party.

Transfer:	Notwithstanding Section 7 of the Agreement, Party A may assign its rights and delegate its obligations under the Transaction in whole and not in part to an Affiliate of Party A; provided that (i) Party B does not anticipate that it or any of its Affiliates would suffer adverse tax or other material consequences from such assignment or delegation, and (ii) the long term debt or deposit rating of such Affiliate (or a guarantor of such Affiliate) is the same or better than the long term debt or deposit rating of Party A.

Settlement Instructions for Party A:	To be advised

Settlement Instructions for Party B:	To be advised

Process Agent:	For the purposes of Section 13(c ) of the Agreement, Counterparty appoints as its Process Agent: Discovery Communications, LLC, located at 850 Third Avenue, New York, NY 10022.

Notices:	TO PARTY A:

Bank of America, N.A.
c/o Bank of America Merrill Lynch
2 King Edward Street
London, EC1A 1HQ, UK
Attention: Strategic Equity Solutions Group
Facsimile No: +44 20 7996 2030

With mandatory e-mail to all of the following addresses:
E-mail: sambacor.ndiaye@baml.com,
kevin.e.o’sullivan@baml.com, sem.hamzaoui@baml.com,
ekaterina.sidorenko@baml.com, francois.lu@baml.com,
yury.d.mulman@baml.com

TO PARTY B:

Discovery Lightning Investments Limited
Discovery House, Chiswick Park Building 2
566 Chiswick High Road
London W4 5YB
	Facsimile:	+44 20 8811 3310
	Attention:	Roanne Weekes, SVP DNI Finance and Director

With a copy to

Discovery Communications, LLC
850 Third Avenue
New York, NY 10022
	Facsimile:	212-548-5848
	Attention:	Bruce Campbell, Chief Development,
Distribution and Legal Officer

Shearman & Sterling LLP
599 Lexington Avenue,
New York, NY 10022
	Facsimile:	646-848-7367
	Attention:	Patrick Clancy, Donna Parisi, Harald Halbhuber

With mandatory email to all of the following addresses:

E-mail: stephanie_marks@discovery.com,

eugenia_collis@discovery.com, renee_valerino@discovery.com, roanne_weekes@discovery.com, dparisi@shearman.com, harald.halbhuber@shearman.com, patrick.clancy@shearman.com

Where a notice from Party A (x) relates to termination or cancellation of any part of the Transaction, or to Close-out Amounts or Cancellation Amounts or (y) is an initial Borrow Condition Notice, Party A will telephone the following number with the aim to confirm receipt of the notice by at least one of the above-referenced Discovery Lightning Investments Limited named contacts, it being understood that any failure to reach a contact after telephoning such number shall not invalidate any such notice: +1 240 662 2000.

Representations, Warranties and Undertakings:	Party B represents, warrants and undertakes to Party A that:
(a) Party B is acting for its own account and not as agent for any other person;

(b) Party B will make all disclosures required of it and comply in all material respects with all applicable law and regulation including under the EU Directive on insider dealing, market abuse or market manipulation (this representation and warranty shall be made on the Trade Date and repeated on each day Party B delivers a notice of optional early termination or takes any affirmative action hereunder (including, without limitation, the election of Physical Settlement));

(c) Party B is duly organised and validly existing under the laws of the jurisdiction of its organisation or incorporation and is in good standing and has the power to execute, deliver and perform its obligations under the agreements described herein (and any other related documents) and has taken all necessary action to authorise such execution, delivery and performance;

(d) Neither Party A nor its Affiliates is acting as a fiduciary for or an adviser to it in respect of the Transaction; and

(e) Party B’s execution, delivery and performance under the Contracts does not conflict with Party B’s constitutional documents, the law of the jurisdiction of Party B’s incorporation or any material contract to which Party B is a party.

Party B acknowledges that Party A is entering into the Transactions in reliance on Party B making the above representations.

Party B Covenants:	Party A and Party B agree that Party B and Party B’s employees, representatives, or other agents are authorized to disclose to any and all persons, without limitation of any kind, the U.S. Federal income tax treatment and U.S. Federal income tax structure of the transaction and all analyses that have been provided to Party B relating to such tax treatment and tax structure.

Secured Custody Account:	The securities (and related cash) custody account opened by Custodian in the name of Party B with account number 602976.1.

Custodial Services Agreement:	The agreement between Party B and Bank of America, N.A., as custodian (“Custodian”) dated November 9, 2015, as amended from time to time, pursuant to which Custodian agrees to provide certain custodial services to Party B, including in relation to the Shares and the Secured Custody Account.

Pledge Agreement:	The pledge agreement between Party A and Party B, dated November 12, 2015, pursuant to which the Shares and the

Secured Custody Account are pledged in favor of Party A. The Pledge Agreement shall be a Credit Support Document in respect of Party B.

Underwriting Agreement:	The Underwriting Agreement, dated the date hereof, among the Issuer, Counterparty, Liberty Global Incorporated Limited, Bank and J.P. Morgan Securities LLC (the “Block Bank”).

Account Control Agreement:	The Account Control Agreement, dated November 9, 2015, among Counterparty, Bank and Custodian.

Other Provisions

(a) Conditions to Effectiveness. The effectiveness of this Confirmation on the Effective Date shall be subject to the satisfaction (or waiver by Bank) of the following conditions:

(i) all of the conditions set forth in Section 11 of the Underwriting Agreement shall have been satisfied;

(ii) the representations and warranties of Counterparty and Issuer contained in the Underwriting Agreement and any certificate delivered pursuant thereto by Counterparty or Issuer shall be true and correct on the Effective Date as if made on the Effective Date;

(iii) each of Counterparty and Issuer shall have performed all of the obligations required to be performed by it under the Underwriting Agreement on or prior to the Effective Date;

(iv) all of the representations and warranties of Counterparty hereunder and under the Agreement shall be true and correct on the Effective Date as if made on the Effective Date; and

(v) Counterparty shall have performed all of the obligations required to be performed by it hereunder and under the Agreement on or prior to the Effective Date.

If delivery of the Offered Securities (as such term is defined in the Underwriting Agreement) against the payment therefor shall not have occurred by the Closing Date (as such term is defined in the Underwriting Agreement) or such later date determined by Bank, the parties shall have no further obligations in connection with the Transaction, other than in respect of breaches of representations or covenants on or prior to such date.

(b) Excess Delta Provisions. If at any time on any day on or after the Closing Date (as such term is defined in the Underwriting Agreement):

(A) the Calculation Agent determines that the number of Shares that Bank theoretically would be short in order to hedge the equity price risk for all Components (such number of Shares, Bank’s “Theoretical Delta”) exceeds the total number of Shares then sold pursuant to the registration statement as contemplated in the Underwriting Agreement for a period of time Bank reasonably determines is material, and

(B) such day is an Excluded Day,

then the Calculation Agent shall notify Counterparty of the existence of such excess delta and Bank shall have the right to elect, after reasonable efforts to consult with Counterparty (it being understood that such consultation shall not (x) limit the rights of Bank to make such election or (ii) obligate Bank to delay, or continue delaying, making such election), to reduce the Total Number of Shares hereunder (in which case the Number of Options for each Component shall be proportionately reduced) such that the Total Number of Shares is equal to the number of Shares sold pursuant to the registration statement as contemplated by the Underwriting Agreement prior to such time, and, in such event, the Calculation Agent shall make any other commercially reasonable adjustments to the terms of the Transaction as appropriate to preserve the fair value of the Transaction to the parties (including, without limitation, adjusting for Bank’s gain or loss resulting from its inability to hedge its position in relation to the Transaction based on its Theoretical Delta through that time).

“Excluded Day” shall mean (i) any Suspension Day (as defined in the Underwriting Agreement), (ii) any day on which Bank has not received the deliverables contemplated by Section 6(g) or 6(h) of the Underwriting Agreement or with respect to which the Issuer has not satisfied its obligations under Section 6(i) of the Underwriting Agreement, in each case in form and substance reasonably satisfactory to Bank, until such deliverables are delivered and such obligations are satisfied and (iii) any day on which Bank reasonably believes, based on the advice of counsel, that there is a material risk the registration statement contains a material misstatement or omission.

(c) Final Sale Date. If Bank and its affiliates are unable, after using good faith efforts, to complete the sale of the Total Number of Shares hereunder pursuant to the Underwriting Agreement on or prior to 31 December 2015 (the “Final Sale Date”) for any reason, including as a result of the occurrence of one or more Excluded Days, then Bank shall have the right to elect, after reasonable efforts to consult with Counterparty (it being understood that such consultation shall not (x) limit the rights of Bank to make such election or (ii) obligate Bank to delay, or continue delaying, making such election), that (1) the Final Sale Date shall be extended to a date reasonably determined by Bank or (2) the sale of Shares pursuant to the Underwriting Agreement shall cease on the Final Sale Date. If Bank makes the election described in clause (2) of the immediately preceding sentence, then the Calculation Agent shall reduce the Total Number of Shares hereunder (in which case the Number of Options for each Component shall be proportionately reduced) such that the Total Number of Shares is equal to the number of Shares sold pursuant to the registration statement as contemplated by the Underwriting Agreement prior to such time, and, in such event, the Calculation Agent shall, after reasonable efforts to consult with Counterparty (it being understood that such consultation shall not (x) limit the rights of the Calculation Agent to make such adjustments or (ii) obligate the Calculation Agent to delay, or continue delaying, making such adjustments), make any other commercially reasonable adjustments to the terms of the Transaction as appropriate to preserve the fair value of the Transaction to the parties (including, without limitation, adjusting to reflect any gain actually realized or loss actually suffered by Bank or its affiliates in connection with unwinding, adjusting or establishing any hedge positions relating to the Transaction as a result of such reduction).

Until Bank has completed the sale of the excess of the Total Number of Shares over the Offered Securities under the registration statement as contemplated by the Underwriting Agreement, promptly following the close of business on the last Scheduled Trading Day of each calendar week, Bank shall notify Counterparty of the number of Shares (other than Offered Securities) so sold during that week.

(d) Additional Representations and Agreements. In addition to the representations, warranties and agreements contained above, Counterparty represents and warrants on the Trade Date to and for the benefit of, and agrees with, Bank as follows:

(i) Counterparty is not entering into the Transaction or taking, nor will it take, any action hereunder or in connection herewith (nor is Discovery Communications, Inc. or any subsidiary that is a direct or indirect parent company of Counterparty causing Counterparty to do any of the foregoing) “on the basis of” (as defined in Rule 10b5-1(b) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), any material nonpublic information concerning the Shares, or the business, operations or prospects of the Issuer;

(ii) Counterparty is an “eligible contract participant” (as such term is defined in the Commodity Exchange Act, as amended);

(iii) Counterparty is (A) an “accredited investor” within the meaning of Rule 501(a) under the Securities Act of 1933, as amended (the “Securities Act”) and (B) understands and acknowledges that the Transaction has not been and will not be registered under the Securities Act;

(iv) Counterparty is a “qualified investor” within the meaning of Section 3(a)(54) of the Exchange Act;

(v) Counterparty is not, and after giving effect to the transactions contemplated hereby, will not be an “investment company” as such term is defined in the Investment Company Act of 1940, as amended;

(vi) Counterparty (A) is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities; (B) will exercise independent judgment in evaluating the recommendations of any broker-dealer or its associated persons, unless it has otherwise notified the broker-dealer in writing; and (C) has total assets of at least $50 million as of the Prepayment Date; and

(vii) Counterparty is not an “affiliate” of the Issuer within the meaning of the Bankruptcy Code (as defined below) and shall as promptly as practicable notify Bank if it becomes such an affiliate.

(e) Agreements and Acknowledgments Regarding Shares.

(i) Counterparty and Bank agree and acknowledge (but do not represent, warrant, or covenant) that Bank will sell (or cause its affiliates to sell) pursuant to a registration statement in the manner contemplated by the Underwriting Agreement, a number of Shares borrowed from third parties (up to the Total Number of Shares) and that Shares, if any, delivered by Counterparty to Bank pursuant to the Transaction may be used by Bank to settle such sales or close out open Share borrowings created in the course of Bank’s hedging activities related to its exposure under the Transaction without further registration under the Securities Act. Accordingly, Counterparty agrees that the Shares that it delivers to Bank on or prior to the Settlement Date or Cash Settlement Payment Date will not bear a restrictive legend and that such Shares will be deposited in, and the delivery thereof shall be effected through the facilities of, the Clearance System;

(ii) Counterparty agrees that neither it nor Discovery Communications, Inc. or any subsidiary of Discovery Communications, Inc. will, directly or indirectly, bid for, purchase or attempt to induce any person to bid for or purchase, the Shares or securities that are convertible into, or exchangeable or exercisable for, Shares during any “restricted period” as such term is defined in Regulation M promulgated under the Exchange Act (“Regulation M”), except to the extent not prohibited by Regulation M; and

(iii) Counterparty is not entering into this Confirmation or making any election hereunder to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for Shares) or otherwise in violation of applicable law.

(f) Additional Termination Events. Each of the following shall be an Additional Termination Event with respect to which the Transaction shall be the sole Affected Transaction. Counterparty shall be the sole Affected Party with respect to the event set forth in (i) and (ii) below:

(i) Bank determines in good faith, based on advice of counsel, that a material risk exists that Counterparty would be an “affiliate” of the Issuer within the meaning of the Bankruptcy Code (as defined below); or

(ii) On or prior to the Effective Date, the Initial Shares to be delivered to Bank pursuant to the Pledge Agreement have not been deposited in the Secured Custody Account in unrestricted form through the facilities of the Clearance System.

(g) Acknowledgments and Agreements as to Bankruptcy. The parties hereto intend and acknowledge that (A) Bank is a “financial institution,” “swap participant” and “financial participant” within the meaning of Sections 101(22), 101(53C) and 101(22A) of Title 11 of the United States Code (the “Bankruptcy Code”), (B) this Confirmation is a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “settlement payment” and/or “margin payment” and a “transfer” within the meaning of Sections 546(e) and 548(d) of the Bankruptcy Code, (C) this Confirmation is a “swap agreement,” as such term is defined in Section 101(53B) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “transfer” within the meaning of Section 546(g) of the Bankruptcy Code, (D) the Pledge Agreement is a “security agreement or arrangement” or other “credit enhancement” that forms a part of and is related to such “securities contract” and such “swap agreement,” within the meaning of Section 362(b) of the Bankruptcy Code, (E) the rights given to Bank hereunder and under the Agreement and the Pledge Agreement upon the occurrence of an Event of Default with respect to the other party constitute “contractual rights” to cause the liquidation, termination or acceleration of, and to offset or net out termination values, payment amounts and other transfer obligations under or in connection with a “securities contract” and a “swap agreement” and “contractual rights” under a security agreement or arrangement forming a part of or related to a

“securities contract” and a “swap agreement,” as such terms are used in Sections 555, 560, 561, 362(b)(6) and 362(b)(17) of the Bankruptcy Code, and (F) Bank is entitled to the protections afforded by, among other sections, Sections 362(b)(6), 362(b)(17), 362(o), 546(e), 546(g), 548(d)(2), 555, 560 and 561 of the Bankruptcy Code.

(h) Counterparty represents and warrants as of the Trade Date that it is solvent and able to pay its debts as they come due, with assets having a fair value greater than liabilities and with capital sufficient to carry on the business in which it engages.

(i) Counterparty represents and warrants to Bank, and agrees with Bank that it will satisfy all applicable filing, reporting or other requirements, including Section 16, and Sections 13(d) and 13(g) of the Exchange Act with respect to the Shares and this Transaction. Counterparty agrees it will provide Bank with a copy of any report filed under the Exchange Act or other applicable securities laws in respect of the Transaction promptly upon filing thereof to the extent such report is not publicly available through EDGAR.

(j) Beneficial Ownership. Notwithstanding anything to the contrary in the Agreement or this Confirmation, in no event shall Bank be entitled to receive or be deemed to receive, any Shares if, upon such receipt of such Shares by Bank, (x) Bank, its affiliates and each person subject to aggregation with Bank or its affiliates (collectively, and together with any group referenced in clause (y) below, a “Bank Person”) under Section 13 or 16 of the Exchange Act and rules promulgated thereunder or under any other federal, state or local (including non-U.S.) laws, regulations, regulatory orders or organizational documents or contracts of the Issuer that are, in each case, applicable to ownership of Shares or (y) any “group” (in each case, within the meaning of Section 13 and 16 of the Exchange Act and the rules promulgated thereunder) or persons acting jointly or in concert (within the meaning of Section 91 of the Securities Act (Ontario) or corresponding provisions of the securities laws of other Canadian jurisdictions) that includes (or may be deemed to include) Bank or its affiliates, would own, “beneficially own” (within the meaning of Section 13 of the Exchange Act and the rules promulgated thereunder), acquire beneficial ownership (within the meaning of Section 90 of the Securities Act (Ontario) or corresponding provisions of the securities laws of other Canadian jurisdictions), constructively own, control, hold the power to vote, or otherwise meet a relevant definition of ownership with respect to (A) a number of Shares in excess of 9.0% of the outstanding Shares in the case of Section 13 or 16 of the Exchange Act or (B) a number of Shares that would give rise to reporting or registration obligations or other requirements (including obtaining prior approval by a local, state, federal or non-U.S. regulator) of a Bank Person, or could result in an adverse effect on a Bank Person, as determined by Bank in its reasonable discretion (in each case, an “Excess Ownership Position”). If any delivery owed to Bank hereunder is not made, in whole or in part, as a result of this provision, Counterparty’s obligation or election to effect such delivery shall not be extinguished and Counterparty shall effect such delivery as promptly as practicable after, but in no event later than one Clearance System Business Day after, Bank gives notice to Counterparty that such delivery would not result in an Excess Ownership Position. The inability of Bank to receive or be deemed to receive Shares shall not result in Bank having a termination right pursuant to Hedging Disruption, Increased Cost of Stock Borrow or otherwise.

(k) Designation by Bank. Bank (the “Designator”) may designate any of its affiliates (the “Designee”) to deliver or take delivery, as the case may be, and otherwise perform its obligations to deliver or take delivery of, as the case may be, any Shares in respect of this Transaction. Such designation shall not relieve the Designator of any of its obligations hereunder. Notwithstanding the previous sentence, if the Designee shall have performed the obligations of the Designator hereunder, then the Designator shall be discharged of its obligations to Counterparty to the extent of such performance.

(l) Consent to Disclosure within Bank and its Affiliates. Counterparty consents to Bank effecting such disclosure as it may deem appropriate to enable it to transfer Counterparty’s records and information to process and execute Counterparty’s instructions with respect to the Transaction or pursuant to any related agreements, or in pursuance of Counterparty’s commercial interests, to any of its affiliates. For the avoidance of doubt, Counterparty’s consent to disclosure includes the right on the part of Bank to allow access to any intended recipient of Counterparty’s information, to the records of Bank by any means.

(m) Tax Matters

(i) FATCA. “Indemnifiable Tax” as defined in Section 14 of the Agreement shall not include any U.S. federal withholding tax imposed or collected pursuant to Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code (“FATCA Withholding Tax”). For the avoidance of doubt, a FATCA Withholding Tax is a Tax (as defined in the Agreement) the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of the Agreement.

(ii) Tax Documentation

(a) Counterparty shall provide to Bank a properly completed U.S. Internal Revenue Service Form W-8BEN-E (or any successor of such Form), and any required attachments thereto, (i) upon execution of this Agreement, (2) promptly upon reasonable demand by Bank, and (3) promptly upon learning that the information on any such previously delivered form has become invalid, inaccurate or incorrect.

(b) Bank shall provide to Counterparty a properly completed U.S. Internal Revenue Service Form W-9 (or any successor of such Form), and any required attachments thereto, (i) upon execution of this Agreement, (2) promptly upon reasonable demand by Counterparty, and (3) promptly upon learning that the information on any such previously delivered form has become invalid, inaccurate or incorrect.

(iii) Tax Representations

(a) Counterparty represents to Bank that Counterparty is organized under the laws of England and Wales and is classified as a corporation for U.S. federal income tax purposes.

(b) Bank represents to Counterparty that it is a national banking association organized and existing under the laws of the United States.

(n) USA PATRIOT Act Required Notice. Bank hereby notifies Counterparty that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “USA PATRIOT Act”), it is required to obtain, verify and record information that identifies Counterparty, which information includes the name and address of Counterparty and other information that will allow Bank to identify Counterparty in accordance with the USA PATRIOT Act. Counterparty shall, promptly following a request by Bank, provide all documentation and other information that Bank requests in order to comply with its ongoing obligations under the applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

(o) Wall Street Transparency and Accountability Act of 2010. The parties hereby agree that none of (i) Section 739 of the Wall Street Transparency and Accountability Act of 2010 (“WSTAA”), (ii) any similar legal certainty provision in any legislation enacted, or rule or regulation promulgated, on or after the Trade Date, (iii) the enactment of WSTAA or any regulation under the WSTAA, (iv) any requirement under WSTAA nor (v) an amendment made by WSTAA, shall limit or otherwise impair either party’s rights to terminate, renegotiate, modify, amend or supplement this Confirmation or the Agreement, as applicable, arising from a termination event, force majeure, illegality, increased costs, regulatory change or similar event under this Confirmation or the Equity Definitions incorporated herein and therein, or the Agreement (including, but not limited to, rights arising from Change in Law, Hedging Disruption, Increased Cost of Stock Borrow or Illegality (as defined in the Agreement)).

(p) Interpretive Letter. The parties intend for this confirmation to constitute a “Contract” as described in the letter dated October 6, 2003 submitted by Robert W. Reeder and Leslie N. Silverman to Paula Dubberly of the staff of the Securities and Exchange Commission (the “Staff”) to which the Staff responded in an interpretative letter dated October 9, 2003 (the “Interpretive Letter”).

(q) GOVERNING LAW. THIS CONFIRMATION AND THE AGREEMENT AND ALL MATTERS ARISING OUT OF OR RELATING HERETO SHALL IN ALL RESPECTS BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK (WITHOUT REFERENCE TO CHOICE OF LAW DOCTRINE).

(r) SUBMISSION TO JURISDICTION. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE FEDERAL AND STATE COURTS LOCATED IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK IN ANY SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS CONFIRMATION OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(s) WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY TO THIS CONFIRMATION HEREBY EXPRESSLY, IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS CONFIRMATION OR THIS AGREEMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO, OR THE ACTIONS OF BANK OR ITS AFFILIATES IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

(t) ISDA 2013 EMIR Portfolio Reconciliation, Dispute Resolution and Disclosure Protocol (the “2013 Protocol”). The parties hereby agree and acknowledge that they have each adhered to the 2013 Protocol, that for the purpose of compliance with EMIR, this Confirmation will be considered a Covered Master Agreement, and that the provisions in Parts I to III of the Attachment to the 2013 Protocol are incorporated into this Agreement, in accordance with the terms of the 2013 Protocol and the parties’ Adherence Letters (as if the date of this Confirmation were the Implementation Date). Terms used but not defined in this paragraph shall have the meanings given to them in the 2013 Protocol.

[Signature Page Follows]

Please confirm your agreement with the foregoing by executing this Confirmation and returning such Confirmation, in its entirety, to us.

Yours sincerely,

BANK OF AMERICA, N.A.

By:

Name:	Yuay Mulman
Title:	Director

[Signature Page to Confirmation]

Accepted and agreed to:

DISCOVERY LIGHTNING INVESTMENTS LIMITED

By:

Name:

Title:

[Signature Page to Confirmation]

ANNEX 1

EBD = Exchange Business Day

Tranche 1

Tenor: 45 months

Trade Date: November 12, 2015

Component	Number of Options	Put Strike Percentage	Call Strike Percentage	Expiration Date
1.	33,334.00	85%	135%	Thu-25-Jul-2019
2.	33,334.00	85%	135%	Fri-26-Jul-2019
3.	33,334.00	85%	135%	Mon-29-Jul-2019
4.	33,334.00	85%	135%	Tue-30-Jul-2019
5.	33,334.00	85%	135%	Wed-31-Jul-2019
6.	33,334.00	85%	135%	Thu-1-Aug-2019
7.	33,334.00	85%	135%	Fri-2-Aug-2019
8.	33,334.00	85%	135%	Mon-5-Aug-2019
9.	33,334.00	85%	135%	Tue-6-Aug-2019
10.	33,334.00	85%	135%	Wed-7-Aug-2019
11.	33,334.00	85%	135%	Thu-8-Aug-2019
12.	33,334.00	85%	135%	Fri-9-Aug-2019
13.	33,334.00	85%	135%	Mon-12-Aug-2019
14.	33,334.00	85%	135%	Tue-13-Aug-2019
15.	33,334.00	85%	135%	Wed-14-Aug-2019
16.	33,334.00	85%	135%	Thu-15-Aug-2019
17.	33,334.00	85%	135%	Fri-16-Aug-2019
18.	33,334.00	85%	135%	Mon-19-Aug-2019
19.	33,334.00	85%	135%	Tue-20-Aug-2019
20.	33,334.00	85%	135%	Wed-21-Aug-2019
21.	33,334.00	85%	135%	Thu-22-Aug-2019
22.	33,334.00	85%	135%	Fri-23-Aug-2019
23.	33,334.00	85%	135%	Mon-26-Aug-2019
24.	33,334.00	85%	135%	Tue-27-Aug-2019
25.	33,317.00	85%	135%	Wed-28-Aug-2019

Tranche 2

Tenor: 60 months

Trade Date: November 12, 2015

Component	Number of Options	Put Strike Percentage	Call Strike Percentage	Expiration Date
26.	33,334.00	85%	135%	Fri-23-Oct-2020
27.	33,334.00	85%	135%	Mon-26-Oct-2020
28.	33,334.00	85%	135%	Tue-27-Oct-2020
29.	33,334.00	85%	135%	Wed-28-Oct-2020
30.	33,334.00	85%	135%	Thu-29-Oct-2020
31.	33,334.00	85%	135%	Fri-30-Oct-2020
32.	33,334.00	85%	135%	Mon-2-Nov-2020
33.	33,334.00	85%	135%	Tue-3-Nov-2020
34.	33,334.00	85%	135%	Wed-4-Nov-2020
35.	33,334.00	85%	135%	Thu-5-Nov-2020
36.	33,334.00	85%	135%	Fri-6-Nov-2020
37.	33,334.00	85%	135%	Mon-9-Nov-2020
38.	33,334.00	85%	135%	Tue-10-Nov-2020
39.	33,334.00	85%	135%	Thu-12-Nov-2020
40.	33,334.00	85%	135%	Fri-13-Nov-2020
41.	33,334.00	85%	135%	Mon-16-Nov-2020
42.	33,334.00	85%	135%	Tue-17-Nov-2020
43.	33,334.00	85%	135%	Wed-18-Nov-2020
44.	33,334.00	85%	135%	Thu-19-Nov-2020
45.	33,334.00	85%	135%	Fri-20-Nov-2020
46.	33,334.00	85%	135%	Mon-23-Nov-2020
47.	33,334.00	85%	135%	Tue-24-Nov-2020
48.	33,334.00	85%	135%	Wed-25-Nov-2020
49.	33,334.00	85%	135%	Fri-27-Nov-2020
50.	33,317.00	85%	135%	Mon-30-Nov-2020

Tranche 3

Tenor: 75 months

Trade Date: November 12, 2015

Component	Number of Options	Put Strike Percentage	Call Strike Percentage	Expiration Date
51.	33,334.00	85%	135%	Tue-25-Jan-2022
52.	33,334.00	85%	135%	Wed-26-Jan-2022
53.	33,334.00	85%	135%	Thu-27-Jan-2022
54.	33,334.00	85%	135%	Fri-28-Jan-2022
55.	33,334.00	85%	135%	Mon-31-Jan-2022
56.	33,334.00	85%	135%	Tue-1-Feb-2022
57.	33,334.00	85%	135%	Wed-2-Feb-2022
58.	33,334.00	85%	135%	Thu-3-Feb-2022
59.	33,334.00	85%	135%	Fri-4-Feb-2022
60.	33,334.00	85%	135%	Mon-7-Feb-2022
61.	33,334.00	85%	135%	Tue-8-Feb-2022
62.	33,334.00	85%	135%	Wed-9-Feb-2022
63.	33,334.00	85%	135%	Thu-10-Feb-2022
64.	33,334.00	85%	135%	Fri-11-Feb-2022
65.	33,334.00	85%	135%	Mon-14-Feb-2022
66.	33,334.00	85%	135%	Tue-15-Feb-2022
67.	33,334.00	85%	135%	Wed-16-Feb-2022
68.	33,334.00	85%	135%	Thu-17-Feb-2022
69.	33,334.00	85%	135%	Fri-18-Feb-2022
70.	33,334.00	85%	135%	Tue-22-Feb-2022
71.	33,334.00	85%	135%	Wed-23-Feb-2022
72.	33,334.00	85%	135%	Thu-24-Feb-2022
73.	33,334.00	85%	135%	Fri-25-Feb-2022
74.	33,334.00	85%	135%	Mon-28-Feb-2022
75.	33,318.00	85%	135%	Tue-1-Mar-2022

ANNEX 2

Other documents to be delivered are:

Party required to deliver document	Form/Document/ Certificate	Date by which to be delivered	Covered by Section 3(d)

Party B	A certified copy of the resolution of Party B’s Board of Directors (i) approving the terms of, the execution of and the entry into of the Confirmation and the other Contracts and (ii) delegating powers to specified individuals to enter into the same.	On or prior to the date of execution of the Confirmation and any amendment to the Confirmation.	Yes

Party B	Evidence of authority and specimen signatures of Party B in form and substance satisfactory to Bank.	On or prior to the date of execution of the Confirmation and any amendment to the Confirmation.	Yes

Party B	Evidence of appointment of Process Agent of Party B in form and substance satisfactory to Bank.	On or prior to the date of execution of the Confirmation and any amendment to the Confirmation.	Yes

Party B	Certified copies of all organizational documents of Party B, together with evidence that Party B is duly formed, validly existing and in good standing (where available) in its jurisdiction of organization.	On or prior to the date of execution of the Confirmation and any amendment to the Confirmation.	Yes

Party B	Legal opinions in form of Appendix A hereto.	On or prior to the date of execution of the Confirmation.	No